UNITED STATES SECURITIES AND EXCHANGE COMMISSION, Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: May 24, 2007
Date of Earliest Event Reported: May 18, 2007

Timberline Resources Corporation
(Exact name of registrant as specified in its charter)

Idaho	000-51549	82-0291227
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

1100 East Lakeshore Drive, Suite 301 Coeur d’Alene, ID	83814
(Address of principal executive offices)	(Zip Code)

Registrants’ telephone number: (208) 664-4859

n/a (Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[     ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR  230.425)

[     ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR  240.14a-12)

[     ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act   (17 CFR

     240.14d-2(b))

[     ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange  Act (17 CFR

       240.13e-4(c))

ITEM

1.01.

Entry into a Material Definitive Agreement.

On May 18, 2007, Timberline Resources Corporation, an Idaho corporation ("TBLC" or the “Registrant”), entered into a Asset Purchase Agreement, as of May 17, 2007, wherein it agreed to purchase from Butte Highlands Mining Company, a publicly  held, Delaware corporation, (the “Seller”) certain mining claims located in Silver Bow County, Montana, known as the Butte Highlands Gold Project. These claims are located 15 miles south of Butte in southwestern Montana.  In total, the claims are composed of eight patented claims and eight unpatented claims. In addition to the mining claims, the purchase also includes certain related water rights and all papers, documents and instruments in the Seller’s possession, custody or control relating or pertaining to the mining claims and water rights.

The purchase price is $621,000, consisting of $405,000 in cash and $216,000 in restricted common stock of TBLC (108,000 shares) (the “Purchase Shares”). There are certain limited registration rights attached to the Purchase Shares. The closing, which is subject to completion of due diligence by the parties and approval of the Seller’s shareholders, is expected to take place within 30 days of the effective date.

The above described executed Asset Purchase Agreement is attached hereto and incorporated by reference as Exhibit 10.1.

Item 8.01  Other Events.

On May 22, 2007, the Company issued a press release announcing its entrance, as of May 17, 2007, into the aforementioned Asset Purchase Agreement. See Item 1.01, above.

The Press Release is attached hereto as Exhibit 99.1 and is incorporated herein by reference

Item

9.01

Financial Statements and Exhibits.

(d) Exhibits

1.1

Asset Purchase Agreement between Timberline Resources Corporation and Butte Highlands Mining Company, effective May 17, 2007.

99.1

May 22, 2007 Press Release

SIGNATURES.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Timberline Resources Corporation

Date: May 24, 2007	By: /s/ John Swallow
John Swallow
Chief Executive Officer and Chairman of the Board of Directors